Exhibit 5.1

OPINION AND CONSENT OF MORGAN LEWIS & BOCKIUS LLP

October 29, 2010

Contango Oil & Gas Company

3700 Buffalo Speedway, Suite 960

Houston, Texas 77098

Re:	Contango Oil & Gas Company.- Registration Statement on Form S-8

for 1,500,000 Shares of Common Stock under the Contango Oil &

Gas Company 2009 Equity Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Contango Oil & Gas Company, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 1,500,000 shares of Common Stock, par value $0.04 per share, under the Company’s 2009 Equity Compensation Plan, as amended (the “2009 Plan”). All of such shares are collectively referred to herein as the “Shares”.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to the (a) provisions of option agreements duly authorized under the 2009 Plan and in accordance with the Registration Statement, or (b) duly authorized restricted stock units or other stock-based awards under the 2009 Plan and in accordance with the Registration Statement, such Shares will validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities Exchange Commission thereunder.

The opinions expressed herein are limited to the Delaware General Corporation Law.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2009 Plan or the Shares.

Very truly yours,

/s/ MORGAN LEWIS & BOCKIUS LLP
MORGAN LEWIS & BOCKIUS LLP